Registration No. 333-_____
                                                     Registration No. 333-699751
As filed with the Securities and Exchange Commission on November 9, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ------------

                               IMMUNOMEDICS, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                  61-1009366
      (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)                  Identification No.)

                                300 American Road
                         Morris Plains, New Jersey 07950
                                 (973) 605-8200
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)
                                  ------------

                             Dr. David M. Goldenberg
                      Chairman and Chief Executive Officer
                               Immunomedics, Inc.
                                300 American Road
                         Morris Plains, New Jersey 07950
                                 (973) 605-8200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ------------

                          Copies of all communications,
                          including all communications
                              sent to the agent for
                           service, should be sent to:
                            Michael D. Schwamm, Esq.
                             Warshaw Burstein Cohen
                             Schlesinger & Kuh, LLP
                                555 Fifth Avenue
                            New York, New York 10017
                                 (212) 984-7700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

--------
1 As permitted by Rule 429 under the Securities Act of 1933, the prospectus contained in this registration statement also relates to Registration Statement on Form S-3, registration no. 333-69975.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


====================================================================================================================================
                                                      CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
   Title of Each Class of       Amount of Shares to be      Proposed Maximum          Proposed Maximum              Amount of
Securities to be Registered(1)       Registered(2)         Offering Price Per             Aggregate            Registration Fee(4)
                                                               Share(3)(4)            Offering Price(3)(4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
   value per share                     9,878,463                $1.1875                  $11,730,675                 $3,261
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par                 7,950,069                   ---                        --                       ---
   value per share
------------------------------------------------------------------------------------------------------------------------------------

(1) We originally registered on Form S-3 (Registration No. 333-69975) an aggregate of 10,000,000 shares of common stock issuable upon conversion of shares of our Series F Preferred Stock. The Series F Preferred Stock was originally issued in December 1998. Through the date of this registration statement, 232.5 shares of Series F Preferred Stock have been converted into 2,049,931 shares of common stock. Accordingly, this registration statement is intended to cover an additional 9,878,463 shares of common stock in addition to the 7,950,069 shares of common stock previously registered, all of which may be issuable upon conversion of the remaining 1,017.5 shares of Series F Preferred Stock.

(2) Consists of shares of common stock issuable upon conversion of outstanding shares of Series F Preferred Stock.

(3) Relates to 9,878,463 shares of common stock which may be issuable upon conversion of shares of the Series F Preferred Stock that have not been previously registered. As set forth in note (1), we previously registered pursuant to the original registration statement 10,000,000 shares of common stock issuable upon conversion of the shares of Series F Preferred Stock, and paid the associated registration fee of $8,601. Of these shares, 7,950,069 shares of common stock have yet to be resold pursuant to the original registration statement.

(4) Pursuant to Rule 457(c), the proposed maximum offering price per share and proposed maximum aggregate offering price have been calculated on the basis of the average of the high and low sale prices of our common stock as reported on The Nasdaq National Market on November 3, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is subject to completion and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (of which this Prospectus is a part) is effective. This Prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where such offer or sale is not permitted


PROSPECTUS


                               IMMUNOMEDICS, INC.

                        17,828,532 Shares of Common Stock



THE ISSUER

Immunomedics.  Inc.
300 American Road
Morris Plains, New Jersey 07950
(973) 605-8200


THE SELLING STOCKHOLDERS

The selling stockholders are offering to sell shares of common stock that they may acquire upon conversion of shares of our Series F Convertible Preferred Stock that we issued to them on December 9, 1998 pursuant to a Securities Purchase Agreement. This prospectus covers an additional 9,878,463 shares of common stock in addition to the 7,950,069 shares of common stock included in a prior prospectus. Additional information concerning our agreement with the selling stockholders is set forth under the caption "Immunomedics - December 1998 Financing."


TRADING SYMBOL

Nasdaq National Market -  "IMMU"


THE OFFERING

The selling stockholders may sell shares of our common stock from time to time on the Nasdaq National Market at the prevailing market price or in private, negotiated transactions. The shares will be sold at prices determined by the selling stockholders. We will not receive any part of the proceeds from the sale. We are paying the expenses in connection with the registration of the shares with the SEC. The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sale of shares that they may receive upon conversion of the Series F Stock.


A purchase of shares involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 3.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                 _________, 1999

                                Table of Contents

Risk Factors...................................................................4
         We Have a History of Operating Losses and May Never Become
           Profitable..........................................................4
         We May Not Be Able to Successfully Develop a Market for Our Approved
           Products............................................................4
         We May Not Receive Approval to Sell LeukoScan in the United States
           in a Timely Manner..................................................4
         We May Not Be Able to Bring to Market the Products We Are Currently
           Developing..........................................................4
         If We Do Not Obtain Additional Capital, We May Be Required to Curtail
           Our Operations......................................................5
         Our Limited Marketing and Sales Experience and Capability Could Impact
           Our Ability to Successfully Sell Our Current Products...............5
         We May Have to Rely on Partners to Help Us Market and Sell Our
           Products Under Development..........................................5
         We Could Be Temporarily Unable to Sell Our Products If Our Agreements
           with our Distributors Were Terminated...............................5
         We Could Be Temporarily Unable to Sell Our Products If Our Agreement
           with our End Stage Manufacturer Was Terminated......................5
         Our Internal Manufacturing Capability May Limit What We Can Sell......5
         We May Be Unable to Continue to Use Mouse Fluids for Future Products
           Which Could Require Us to Make Expensive and Time Consuming Changes
           to Our Products in Development......................................6
         Our Product Development Is Dependent Upon Our Continued Relationship
           with The Center for Molecular Medicine and Immunology...............6
         Certain Potential Conflicts of Interest Exist with The Center for
           Molecular Medicine and Immunology Which Could Affect Our
           Operations..........................................................6
         We May Not Be Able to Obtain Government Regulatory Approval in a
           Timely Manner to Market and Sell Our Products.......................6
         We Must Maintain Our Manufacturing Facilities in Accordance With
           Government Regulatory Requirements..................................7
         Changes to Health Care Reimbursement Could Adversely Affect Our
           Operations..........................................................7
         The Loss of Key Employees Could Adversely Affect our Operations.......7
         We Face Substantial Competition in the Biotechnology Field and
           May Not Be Able to Successfully Compete.............................7
         Our Products May Be Rendered Obsolete By Rapid Technological Change...8 If We Are Unable to Protect Our Intellectual Property Rights, We
           Could Lose Our Competitive Advantage................................8
         Our Products May Infringe Third Party Intellectual Property Rights....8
         Our Operations Could Suffer If We Are Unsuccessful in Our Pending
           Infringement Claims Concerning Our CEA Antibodies...................8
         Product Liability Claims in Excess of the Amount of Our Insurance
           Would Adversely Affect Our Financial Condition......................8
         Our Principal Stockholder Can Influence Most Matters Requiring
           Approval By Our Stockholders........................................9
         If We Are Required to Redeem the Series F Stock or Make Penalty
           Payments, Our Financial Condition Would Be Adversely Affected.......9
         Stockholders May Experience Substantial Dilution From the
           Conversion of the Series F Stock....................................9
         Short Selling of Our Common Stock Could Further Depress the Market
           Price for Our Common Stock..........................................9
         Resales of Shares Held By Our Directors and Executive Officers May
           Lower the Market Price of Our Common Stock..........................9
         Our Stock Price Has Been Volatile....................................10
         Potential Loss of Our Nasdaq Listing Could Make it More Difficult
           to Sell our Shares and Affect Our Liquidity........................10
         Stockholders Could Be Adversely Affected By Our Anti-Takeover
           Provisions.........................................................10
         Our Operations Could Be Affected By Year 2000 Issues.................10
         No Expectation that We Will Pay Dividends............................11
         Special Note Regarding Forward-Looking Statements....................11

Where You Can Find More Information...........................................11

Immunomedics..................................................................12

         Description of Our Business..........................................12
         December 1998 Financing..............................................14

Use of Proceeds...............................................................17

Selling Stockholders..........................................................18

Plan of Distribution..........................................................20
         Manner of Sales; Broker-Dealer Compensation..........................20
         Filing of a Post-Effective Amendment In Certain Instances............21
         Certain Persons May Be Deemed to Be Underwriters.....................21
         Regulation M.........................................................21

Legal Matters.................................................................22

Experts  .....................................................................22











You should rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such document. We are not making an offer of our shares in any state where the offer is not permitted.

                                  Risk Factors

         Investing in our common stock involves a high degree of risk. As a result, you should be able to sustain a complete loss of your investment. In addition to the other information in this prospectus, you should carefully consider the following factors before purchasing any of our common stock.

We Have a History of Operating Losses and May Never Become Profitable

         We have had significant operating losses since our formation in 1982 and have not earned a profit since our inception. These operating losses and failure to be profitable have been due mainly to the significant amount of money that we have had to spend on research and development. As of June 30, 1999, we had an accumulated deficit of approximately $99,100,000. We expect to continue to experience operating losses until such time, if at all, that we are able to generate sufficient revenues from sales of CEA-Scan(R), LeukoScan(R) and/or our other potential products.

We May Not Be Able to Successfully Develop a Market for Our Approved Products

         CEA-Scan and LeukoScan are the only products which we are licensed to market and sell. To date, we have received only limited revenues from the sale of these products. We cannot assure you that these products or any of our proposed products will achieve market acceptance or generate significant sales.

We May Not Receive Approval to Sell LeukoScan in the United States in a Timely Manner

         We have not yet received approval from the FDA to market and sell LeukoScan in the United States and cannot assure you as to when, if ever, that we will obtain approval. In addition, the FDA could impose conditions on its approval, which could significantly affect the commercial viability of the product or could require us to undertake significant additional studies or otherwise expend additional significant funds. If we do not receive approval to market and sell LeukoScan in the United States in the near future or if the FDA imposes significant conditions or restrictions, our business and operations could be significantly and adversely affected.

We May Not Be Able to Bring to Market the Products We Are Currently Developing

         Before any of our products that we are currently developing can be marketed and sold, we must undertake substantial research and development. All new products face a high degree of uncertainty, including the following:

* We may not receive regulatory approval to perform human clinical trials for the products we currently have planned or we may be unable to successfully complete our ongoing clinical trials.

* The results from preclinical studies and clinical trials may not be indicative of results that will be obtained in later-stage testing.

* We may be unable to timely recruit a sufficient number of patients for our clinical trials. Delays in planned patient enrollment may result in increased costs and delays.

* We may be unable to obtain approval from the FDA and comparable foreign authorities because we are unable to demonstrate that the product is safe and effective for the intended use, or obtaining regulatory approval may take significantly more time and cost significantly more money than we currently anticipate.

* We may discover that the product has undesirable or unintended side effects or other characteristics that make it impossible or impracticable for us to continue development or which may limit the product's commercial use.

* We do not expect that any new product which is currently in research and development will be commercially available for at least several years.

* We may be unable to produce the product in commercial quantities at reasonable cost.

* We may be unable to successfully market the product or to find an appropriate corporate partner, if necessary, to assist us in the marketing of the product.

*        The product may not gain satisfactory market acceptance.

* The product may be superceded by another product commercialized for the same indication or may infringe patents issued to others, which would prevent us from marketing and selling the product.

         If we are unable to continue to develop products that we can successfully market, our business, financial condition and results of operations will be significantly and adversely affected.

If We Do Not Obtain Additional Capital, We May Be Required to Curtail Our Operations

         Without a significant increase in product revenues or other infusion of capital during our current fiscal year which ends June 30, 2000, we will be required to significantly reduce our operating expenses, including the amount of resources devoted to marketing and sales, product development and clinical trials, which could have a significant and adverse effect on us. We cannot assure you that any additional financing will be available to us at all or on terms we find acceptable or that the terms of any financing will not cause substantial dilution to our existing stockholders.

Our Limited Marketing and Sales Experience and Capability Could Impact Our Ability to Successfully Sell Our Current Products

         We are relying, in substantial part, on our own limited sales and marketing organization to market CEA-Scan and LeukoScan. We cannot assure you that we can successfully maintain and continue to build our sales force. If we are unable to continue to build and maintain our sales force, our financial condition and operating results may be significantly and adversely affected.

We May Have to Rely on Partners to Help Us Market and Sell Our Products Under Development

         The marketing and sale of our proposed products may be dependent upon our entering into arrangements with corporate partners. We cannot assure you that we will be successful in forming these relationships or that these relationships, even if formed, will be successful.

We Could Be Temporarily Unable to Sell Our Products If Our Agreements with our Distributors Were Terminated

         We currently do not have the resources to internally develop and maintain the operating procedures required by the FDA and comparable foreign regulatory authorities to oversee distribution of our products. As a result, we have entered into arrangements with third parties to perform this function for the foreseeable future. If these agreements are terminated, we will be required to enter into arrangements with other government approved third parties in order to be able to distribute our products. We will be unable to continue to distribute our products until an acceptable alternative is identified. If we were even only temporarily unable to distribute our products, our business could be significantly and adversely effected.

We Could Be Temporarily Unable to Sell Our Products If Our Agreement with our End Stage Manufacturer Was Terminated

         We rely on a single third party to perform certain end-stage portions of the manufacturing process for CEA-Scan and LeukoScan which we are unable or do not have the resources to perform. If this third party were to become unavailable, we would be unable to complete the manufacturing process until we entered into an agreement with another qualified entity. We cannot assure that we will be able to negotiate an agreement with another entity on terms we consider acceptable, if at all. Even if we were able to do so, any substantial delay in our ability to manufacture our products could significantly and adversely affect our operations.

Our Internal Manufacturing Capability May Limit What We Can Sell

         If demand for our approved product increases significantly, we cannot assure you that we will continue to have the capacity to manufacture commercial quantities successfully. In addition, if any of our other products are approved for marketing and sale, we cannot assure you that we will continue to have the capacity and expertise to manufacture commercial quantities of multiple products successfully or with acceptable profit margins. If we were even only temporarily unable to manufacture sufficient quantities of our products to meet demand, our business could be significantly and adversely effected.


We May Be Unable to Continue to Use Mouse Fluids for Future Products Which Could Require Us to Make Expensive and Time Consuming Changes to Our Products in Development

         CEA-Scan and certain of our other imaging agents are derived from ascites fluid produced in mice. Regulatory authorities, particularly in Europe, have expressed concerns about the use of mice fluid for the production of monoclonal antibodies. We cannot assure you that regulatory authorities will agree that our quality control procedures will be adequate for future products. While we are continuing our development efforts to produce certain of our monoclonal antibodies using cell culture methods, this process constitutes a substantial production change, which will require additional manufacturing equipment and new regulatory approval. We cannot assure you that we will have the resources to acquire the additional manufacturing equipment and resources or that we will receive the required regulatory approval on a timely basis, if at all. We also have contracted with a third party for the development and production of certain humanized antibodies, but we cannot assure that these efforts will be successful.

Our Product Development Is Dependent Upon Our Continued Relationship with The Center for Molecular Medicine and Immunology

         The Center for Molecular Medicine and Immunology, a not-for-profit cancer research center, performs pilot and pre-clinical trials in product areas of importance to us. CMMI also conducts basic research and patient evaluations in a number of areas of potential interest to us. If CMMI were no longer to provide these services, we would have to make alternative arrangements with third parties which could significantly delay and increase expenses associated with pre-clinical testing and initial clinical trials.

Certain Potential Conflicts of Interest Exist with The Center for Molecular Medicine and Immunology Which Could Affect Our Operations

         Dr. David M. Goldenberg, our Chairman and Chief Executive Officer, is the founder, President and a member of the Board of Trustees of CMMI. Dr. Goldenberg devotes more of his time working for CMMI than for us. In addition, other key personnel currently have responsibilities both to CMMI and us. As a result, the potential for conflict of interest exists and disputes could arise over the allocation of research projects and ownership of intellectual property rights.

We May Not Be Able to Obtain Government Regulatory Approval in a Timely Manner to Market and Sell Our Products

         Regulation by governmental authorities in the United States and foreign countries is a significant factor in the manufacture and marketing of our presently marketed and proposed products as well as our research and development activities. All of our proposed products will require regulatory approval by governmental agencies prior to commercialization and our products must undergo rigorous preclinical and clinical testing and other premarket approval procedures by the FDA and comparable foreign authorities. In addition, since certain of our potential products involve the application of new technologies, regulatory approvals may take longer than for products produced using more conventional methods. Once we begin clinical trials for a new diagnostic or therapeutic product, it may take five to ten years or more to receive the required regulatory approval to commercialize that product and begin to market it to the public. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of these products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, will require us to expend substantial resources. If we fail to obtain or are otherwise substantially delayed in obtaining, regulatory approvals, our business and operations could be significantly and adversely affected.

         In responding to a new drug application, or a biologic license application, government regulators may grant marketing approvals, request additional information or further research, or deny the application if it determines that the application does not satisfy its regulatory approval criteria. Approvals may not be granted on a timely basis, if at all, or if granted may not cover all the clinical indications for which we are seeking approval or may contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

Our Business Involves the Use of Hazardous Materials

         In addition to laws and regulations enforced by the FDA, we are also subject to regulation under various other foreign, federal, state or local laws and regulations. Our research and development involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. The risk of accidental contamination or injury from these materials cannot be completely eliminated. If an accident occurs, we could be held liable for any damages that result and any liability could exceed our resources.

We Must Maintain Our Manufacturing Facilities in Accordance With Government Regulatory Requirements

         Our facilities are subject to inspection by the FDA and comparable foreign authorities. A separate license is sometimes required for commercial manufacture of any product. Failure to maintain these licenses or to meet the regulatory inspection criteria would result in disruption to our manufacturing processes and could have a significant and adverse effect on our business and operations.

Changes to Health Care Reimbursement Could Adversely Affect Our Operations

         Our ability to successfully commercialize our products will depend in part on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health insurers and other organizations. These third-party payers are increasingly challenging the price of medical products and services. Several proposals have been made that may lead to a government-directed national health care system. Adoption of this type of system could further limit reimbursement for medical products, and we cannot assure you that adequate third-party coverage will be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, we also cannot assure you that the U.S. government or foreign governments will not implement a system of price controls. Any system might significantly and adversely affect our ability to market our products profitably.

The Loss of Key Employees Could Adversely Affect our Operations

         As a small biotechnology company, we are heavily dependent upon the talents of Dr. Goldenberg and certain key scientific personnel. If Dr. Goldenberg or any of our other key personnel leave our employ, our operations could be significantly and adversely affected. In addition, from time to time we have a need to expand our management and scientific personnel. Competition for qualified personnel in the biotechnology and pharmaceutical industries is intense and we cannot assure you that we will be successful in our recruitment efforts. If we are unable to retain or, when needed, attract additional qualified personnel, our operations also could be significantly and adversely affected.

We Face Substantial Competition in the Biotechnology Field and May Not Be Able to Successfully Compete

         The biotechnology industry is highly competitive, particularly in the area of cancer diagnostic and therapeutic products. We are likely to encounter significant competition with respect to our existing products as well as our products currently under development. A number of companies, including IDEC Pharmaceuticals, Genentech, SmithKline Beecham, Nycomed Amersham, and Coulter Pharmaceutical, are engaged in the biotechnology field, and in particular the development  of  cancer  diagnostic  and  therapeutic  products.  Many of  these
companies  have  significantly   greater  financial,   technical  and  marketing
resources than us. In addition, many of these companies may have more established positions in the pharmaceutical industry and may be better equipped than us to develop, refine and market their products.

         We also expect to face increasing competition from universities and other non-profit research organizations. These institutions carry out a significant amount of research and development in the field of antibody-based technology. These institutions are becoming increasingly more aware of the commercial value of their findings and more active in seeking patent and other proprietary rights, as well as licensing revenues.

Our Products May Be Rendered Obsolete By Rapid Technological Change

         We are pursuing an area of product development in which there is the potential for extensive technological innovations in relatively short periods of time. We cannot assure you that our competitors will not succeed in developing products that are safer or more effective than our products. Rapid technological change or developments by others may result in our current products as well as those in development becoming noncompetitive or obsolete.

If We Are Unable to Protect Our Intellectual Property Rights, We Could Lose Our Competitive Advantage

         Our commercial success is highly dependent upon patents and other proprietary rights that we own or license. We cannot assure you that our key patents will not be invalidated or will provide us protection that has commercial significance. Litigation may be necessary to protect our patent positions, which could be costly and time consuming. If any of our key patents that we own or license are invalidated, our business may be significantly and adversely affected. In addition, other companies may independently develop similar trade secrets or know-how or obtain access to our trade secrets, know-how or proprietary technology, which could significantly and adversely affect our business.

Our Products May Infringe Third Party Intellectual Property Rights

         Other companies may have filed applications for, or have been issued, patents and obtained other proprietary rights to technology which may be potentially useful to us. Since we do not have the resources to maintain a staff whose primary function is to investigate the level of protection afforded to third parties on devices and components which we use in our products, it is possible that a third party could successfully claim that our products infringe on their intellectual property rights. If this were to occur, we may be subject to substantial damages, and we may not be able to obtain appropriate licenses at a cost we could afford and we may not have the ability to timely redesign our products. If we are required to pay damages or are unable to obtain these rights, our business could be significantly and adversely affected. Even if we are successful in defeating any alleged infringement claims, litigation could result in a substantial diversion of managerial time and resources, which could be better and more fruitfully utilized on other activities.

Our Operations Could Suffer If We Are Unsuccessful in Our Pending Infringement Claims Concerning Our CEA Antibodies

         We are involved in certain litigation with F. Hoffmann-LaRoche and its affiliates concerning the validity our European patents covering the antibody we use in our CEA-Scan cancer imaging product and our CEA-Cide(TM) cancer therapy product, as well as the use of highly specific anti-CEA antibodies for a number of other uses. We have claimed that they have infringed our patent and they have counterclaimed seeking to nullify the patents that were issued. If we receive an unfavorable outcome in any of these matters, our business could be significantly and adversely affected.

Product Liability Claims in Excess of the Amount of Our Insurance Would Adversely Affect Our Financial Condition

         The clinical testing, marketing and manufacturing of our products necessarily involve the risk of product liability. While we currently have product liability insurance, we cannot assure that we will be able to obtain insurance in the future at an acceptable cost, if at all. If we cannot maintain our existing or comparable liability insurance, our ability to test clinically and market our products may be significantly impaired. Moreover, the amount and scope of our insurance coverage or indemnification arrangements with any distributor or other third party upon which we rely may be inadequate to protect us in the event of a successful product liability claim. Any claim in excess of the amount any insurance we then had could significantly and adversely affect our financial condition.

Our Principal Stockholder Can Influence Most Matters Requiring Approval By Our Stockholders

         As of November 9, 1999, Dr. Goldenberg, our Chairman and Chief Executive Officer, controlled the right to vote over approximately 32% of our common stock. As a result of this voting power, Dr. Goldenberg may have the ability to determine the election of all of our directors, direct our policies and control the outcome of substantially all matters which may be put to a vote of our stockholders.

If We Are Required to Redeem the Series F Stock or Make Penalty Payments, Our Financial Condition Would Be Adversely Affected

         As discussed below in the section "Immunomedics - December 1998 Financing" upon the occurrence of certain circumstances, we may be required to redeem the Series F Stock or pay significant penalties. These penalties could be as much as 15% per year of the stated value of the Series F Stock. We also may be required to reduce the conversion price of the Series F Stock. In addition, if the registration statement of which this prospectus is a part is not declared effective by the SEC on or before December 11, 1999, we may be required to pay the holders of the Series F Stock penalties equal to $5 per day for each outstanding share of Series F Stock, retroactive to when our original prospectus first became insufficient to cover all the shares issuable upon conversion of the Series F Stock. These penalties could be significant. If we are required to redeem the Series F Stock or make the penalty payments, we may not have the financial ability to make these payments. Even if we have the financial ability, these payments could significantly and adversely affect our financial condition and deplete our cash resources.

Stockholders May Experience Substantial Dilution From the Conversion of the Series F Stock

         Because the conversion price of the Series F Stock is not fixed, we may be required to issue to the holders of the Series F Stock a significant number of shares of our common stock. The conversion price generally will be the lower of $2.50 and the average closing bid price of our common stock over the lowest 15 days during the 45-day period immediately prior to the applicable conversion date. As of November 9, 1999, the conversion price would have been $1.18 per share and we would have been required to issue approximately 8,914,266 of our common stock had the holders converted all of their remaining outstanding Series F Stock on this date. If our stock price decreases, we would be required to issue an increased number of shares and the greater the decline in the market price, the greater the number of shares we would be required to issue upon conversion of our Series F Stock.

         Given that the conversion price is based on the average of the lowest closing price during a specified period, the market price for our common stock may be significantly greater than the conversion price for the Series F Stock in effect at the time of conversion. In this case, the conversion of a significant number of Series F Stock into common stock during that period would significantly dilute the percentage ownership interest of our existing common stockholders.

Short Selling of Our Common Stock Could Further Depress the Market Price for Our Common Stock

         Subject to the limitations described below in "Immunomedics - December 1998 Financing," the holders of the Series F Stock are permitted to sell short our common stock; that is sell shares of common stock that they do not own. The selling stockholders could then convert their Series F Stock and use the shares of common stock received upon conversion to cover their short position. The perception that the selling stockholders may sell short our common stock may cause others to sell their shares as well. An increase in the sales volume of our common stock, whether short sales or not and whether the sales are by the selling stockholders or others, could potentially cause the market price of our common stock to decline further. Since the Series F Stock became convertible in June 1999, the monthly reported short position in our common stock had increased 250% from 575,000 at June 15, 1999 to its high of 2,103,000 at September 15, 1999 and as of October 15, 1999, the short position was 1,740,322.

Resales of Shares Held By Our Directors and Executive Officers May Lower the Market Price of Our Common Stock

         As of November 9, 1999, we had a total of 39,938,021 shares of common stock outstanding,

7,130,272 of which were held by our directors and executive officers. These shares may only be resold in limited quantities and only within the limitations imposed by Rule 144 under the Securities Act. The mere prospect that these shares may be publicly resold could lower the market price for our common stock.

Our Stock Price Has Been Volatile

         We believe that a variety of factors have caused the market price of our common stock to fluctuate substantially, and that it will continue to fluctuate in the future. These factors include:

*        actual or anticipated fluctuations in our operating results;

*        the status of our products in development;

*        new products or technical innovations by us or by our existing or potential competitors;

*        the formation or termination of our corporate alliances and distribution arrangements;

*        prolonged periods of regulatory review of new products or new uses for existing products;

*        determinations regarding our patent applications and those of others;

*        trading strategies occurring in the market place with respect to our common stock; and

*        general market conditions and other factors unrelated to us or outside our control.

Potential Loss of Our Nasdaq Listing Could Make it More Difficult to Sell our Shares and Affect Our Liquidity

          If the bid price of our common stock were to fall below $1.00 per share, if we were to have less than $4,000,000 in net tangible assets (total assets less total liabilities and goodwill), or if the value of our common stock held by our stockholders (other than our directors and executive officers) were to be less than $5,000,000, our common stock could be delisted from The Nasdaq Stock Market. If our common stock were delisted from Nasdaq, trading if any, would thereafter be conducted in the over-the-counter market. This would make it more difficult for an investor to dispose of, or to obtain accurate quotations for, our common stock. Additionally, it may become more difficult for us to raise funds through the sale of our securities. Finally, as discussed elsewhere in this prospectus, a delisting of our common stock would also give the holders of the Series F Stock certain redemption rights.

Stockholders Could Be Adversely Affected By Our Anti-Takeover Provisions

         Our board of directors has the authority, without any further vote by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including the dividend rate, whether dividends are cumulative, conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. Issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control of our company, or could impose various procedural and other requirements that could make it more difficult for holders of our common stock to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent board of directors. The rights of the holders of our common stock would be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

Our Operations Could Be Affected By Year 2000 Issues

         We have completed a review of our business systems, including our computer systems and manufacturing equipment, and have sent written inquiries to our customers, distributors and vendors as to their progress in identifying and addressing problems that their systems may face in correctly interpreting and processing date information as the year 2000 approaches and is reached. We could encounter problems with supplier and/or revenue sources which could affect us. We cannot accurately predict the occurrence or outcome of any these problems, nor can we estimate the dollar amount of these problems. In addition, we cannot assure you that a failure by a third party to ensure year 2000 compliance will not significantly and adversely effect us.

No Expectation that We Will Pay Dividends

         We have never paid any dividends on our common stock. For the foreseeable future, we expect to retain earnings, if any, to finance the expansion and development of our business. Any future payment of dividends will be within the discretion of our Board of Directors and will depend upon a variety of factors, including our earnings, capital requirements, and operating and financial condition. In addition, we are required to obtain the approval of the holders of the Series F Stock prior to the payment of any dividends on our common stock.

Special Note Regarding Forward-Looking Statements

         We have made statements in this prospectus, and in the documents we incorporate by reference, that are "forward-looking statements" within the meaning of the Securities Act and the Securities Exchange Act. Sometimes these statements contain words like "may," "believe," "expect," "continue," "intend," "anticipate" or other similar words. These statements could involve known and unknown risks, uncertainties and other factors that might significantly alter the actual results suggested by the statements. In other words, our performance might be quite different from what the forward-looking statements imply. The following factors, as well as those discussed above in this "Risk Factors" section and in the documents which we incorporate by reference, could cause our performance to differ from the implied results:

         * inherent uncertainties accompanying the marketing of CEA-Scan and LeukoScan.

         * inherent uncertainties involving new product development and marketing.

         * inability to obtain capital for continued product development and commercialization.

         *        actions of regulatory authorities concerning product approval.

         * actions of government and private organizations concerning reimbursement of medical expenses.

         *        impact of competitive products and pricing.

         *        results of clinical trials.

         *        loss of key employees.

         *        changes in general economic and business conditions.

         *        changes in industry trends.

         We have no obligation to release publicly the result of any revisions to any of our "forward-looking statements" to reflect events or circumstances that occur after the date of this prospectus or to reflect the occurrence of other unanticipated events.


                       Where You Can Find More Information

         We publicly file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York City and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a Internet website at http://www.sec.gov where our publicly filed documents may be obtained.

         This prospectus is part of a registration statement filed with the SEC. Our registration statement contains more information than this prospectus regarding us and our common stock and includes supplemental exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its Internet website.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we are deemed to be disclosing such information to you by referring you to those documents. This information is important and should be reviewed. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede the information in this prospectus.

         We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

         *        Annual Report on Form 10-K for the fiscal year ended June 30,
                  1999;

         * Proxy Statement, dated October 18, 1999, with respect to our 1999 annual meeting of stockholders; and

         * Description of the common stock contained in Item 1 of our Registration Statement on Form 8-A, dated May 7, 1984.

         You may request a copy of these filings, at no cost, by contacting us at the following address:

                  Immunomedics, Inc.
                  300 American Road
                  Morris Plains, New Jersey 07950
                  (973) 605-8200
                  Attention: Investor Relations


                                  Immunomedics

Description of Our Business

         We are a biopharmaceutical company, which develops, manufactures and markets products for the detection and treatment of cancers and other diseases. These products, which are based on our monoclonal antibody technology, are designed to deliver radioisotopes, chemotherapeutic agents, toxins, dyes or other substances to a specific disease site or organ system.

         We have received approval from the respective regulatory agencies in the United States, the 15 member countries of the European Union, Canada and certain other countries to market and sell CEA-Scan (arcitumomab), our imaging product for the detection of recurrent and/or metastatic colorectal cancer.

         We also have received approval to market and sell LeukoScan (sulesomab), our imaging product for detection and diagnosis of osteomyelitis (bone infection) in long bones and in diabetic foot ulcer patients, in the 15 member countries of the European Union. We have filed an application with the FDA in the U.S. and the comparable regulatory agency in Canada for approval to market LeukoScan for imaging of infection in osteomyelitis as well as for the imaging of infection in acute, atypical appendicitis. The review of the LeukoScan submission to the FDA continues to progress. As part of the review process, we are in discussions with the FDA to address their comments regarding the adequacy of our data to support final approval for these indications. We are confident that we can bring these discussions with the FDA to successful closure. In the meantime, we are continuing to implement our plans for market introduction, and are working diligently on preparation to bring this new product to the U.S. market place.

         Marketing, Sales and Distribution

         CEA-Scan is marketed and sold in the U.S. directly by our limited internal sales force, who are focused on new customers in major medical centers that we hope will become colorectal cancer

"Centers of Excellence." Our skilled nuclear medicine technicians work with this sales force and provide technical support directly to our customers. We have entered into a distribution arrangement in the U.S. with Integrated Commercialization Solutions, a division of Bergen Brunswig Corporation, to provide product support services including customer service, order management, distribution, invoicing and collection. We also have agreement with Syncor International, the world's leading provider of radiopharmacy services, under which Syncor makes CEA-Scan available to its hospital and clinic accounts throughout the U.S., supported by our sales and technical support specialists.

         Our European operations, headquartered in Hillegom, The Netherlands, include European management, sales and marketing, customer service and invoicing, collection and other administrative functions. We also have established sales representation in most major European markets. We service other markets through the appointment of local distributors who provide sales and marketing support as well as local product distribution. We have an agreement with Eli Lilly Deutschland GmbH to package and distribute our products throughout the 15 member countries of the European Union and other countries.

         Imaging Products

         Our imaging products involve injecting a patient with a radioisotope attached to an antibody fragment. An antibody is a protein that can find and attach itself to a specific substance called an antigen. These antigens are present on tumor cells, white blood cells that accumulate at the sites of
infections,   and  other  disease  entities.   A  radioisotope   attached  to  a
disease-targeting antibody is delivered to a disease site for imaging. A standard nuclear medicine imaging camera is then used to detect and display radioisotope concentrations at various sites of disease.

         The antibody fragment in CEA-Scan is directed against carcinoembryonic antigen (CEA), which is abundant at the site of virtually all cancers of the colon or rectum, whether they are primary tumors or which have spread. CEA also is associated with many other cancers. We are conducting phase IV clinical trials to evaluate the product following repeated administration. We also have been performing clinical trials using CEA-Scan for imaging lung cancer and breast cancer. We are discussing the results of these clinical trials with European regulatory authorities to determine whether these data will support the submission of applications for marketing approval. In addition, we are continuing our efforts in developing cancer detection applications with CEA-Scan utilizing hand-held radiation-detecting probes for use in colorectal cancer surgery.

         LeukoScan is a monoclonal antibody fragment, which seeks out, and binds to white blood cells (granulocytes) associated with a potentially wide range of infectious and inflammatory diseases.

         We are studying the following two other imaging products pursuant to Investigational New Drug applications that we have filed or plan to file with the FDA and we have ongoing clinical trials in Europe:

*        LymphoScan(R), for non-Hodgkin's B-cell lymphomas.

* AFP-Scan(R), for liver cancer and germ-cell tumors of the ovaries and testes.

         Therapeutic Products

         We are applying our expertise in antibody selection, modification and chemistry to cancer therapeutics, using monoclonal antibodies labeled with therapeutic radioisotopes or conjugated with drugs. We are engaged in developing anti-cancer products, principally with a technique called radioimmunotherapy. This technique may deliver radiolabeled therapeutic agents to tumor sites more selectively than current radiation therapy technologies, while minimizing debilitating side effects. In addition, we are evaluating in clinical trials the effects of our non-radioactive lymphoma antibody in non-Hodgkin's lymphoma patients.

         Research Programs

         In addition to concentrating on our products in clinical development, we conduct ongoing research in many related areas. We conduct research in-house and in collaboration with The Center for Molecular Medicine and Immunology also known as the Garden State Cancer Center and other academic and research centers. In March 1999, we entered into a joint venture with Beckman Coulter to develop the next generation of cancer therapeutics using bi-specific antibodies. We believe our ongoing research efforts will identify new and improved products and techniques for diagnosing and treating various cancers and infectious diseases.

         Our research efforts are focused in various areas related to our core technology, including antibody engineering and the identification of other antibody-directed approaches to cancer therapy. We have made significant progress in humanizing certain mouse antibodies and have reengineered the humanized antibodies with improved characteristics. We are continuing our work on selective coupling of therapeutic site specific agents onto antibody fragments which will offer the advantage of loading multiple therapeutic compounds onto antibodies at a particular disease site. We also continue to investigate pre-targeting whereby an antibody is administered first, followed by a radionuclide or drug administration.

         We also are continuing our research into the use of alternative radioisotopes, such as Yttrium-90 in place of Iodine-131. Our research indicates that Yttrium-90 is retained by lymphoma cells for longer periods after antibody metabolism, and shows greater efficacy against larger tumors. We also have developed a technology using a compound called "DOTA" to tightly bind Yttrium-90 to antibodies.


         In addition, we are continuing our efforts to scale-up our proprietary method for technetium-99m radiolabeling of peptides, using single-vial kits.

December 1998 Financing

         On December 9, 1998, we completed a private placement of 1,250 shares of Series F Convertible Preferred Stock to the selling stockholders and received gross proceeds of $12,500,000.

         Each share of Series F Stock has an initial stated value of $10,000, which increases at the rate of 4% per annum and as of November 9, 1999 equaled $10,367 per share. The Series F Stock became convertible on June 8, 1999. The number of shares of common stock issuable upon conversion of each share of Series F Stock will be determined by dividing the stated value of $10,000 plus an accretion of 4% per annum, by the conversion price then in effect. As of November 9, 1999, 232.5 shares of the Series F Stock had been converted into 2,049,931 shares of common stock.

         The conversion price is equal to:

* the Variable Price, if the Variable Price is less than $2.50; except that prior to December 9, 1999, subject to acceleration in certain instances, if the Variable Price is greater than $1.80 and less than $2.50, the conversion price will equal $2.50; or

* $2.50, if the Variable Price is equal to or greater than the $2.50 and less than $3.75; or

* $2.50 plus one-half of the amount, if any, by which the Variable Price exceeds $3.75, if the Variable Price is greater than $3.75.

         The $2.50 conversion price was set based on 125% of the "Initial Fixed Price" of $2.00, which was the average closing bid price of our common stock during the 20 trading days ended June 6, 1999. The "Variable Price" is equal to the average of the 15 lowest closing bid prices for our common stock during the 45 trading days immediately preceding a conversion date. As of November 9, 1999, the Variable Price was $1.18 per share.

         At any time during the 90-day period commencing on December 1, 1999, we may, require the selling stockholders to purchase up to an additional $7,500,000 million (750 shares) our of Series F Stock. Our right to require the selling stockholders to purchase this additional amount is subject to certain conditions and limitations, including that the Variable Price has been at least equal to the $2.00 for a specified period of time. Given the recent price at which our common stock has traded, it is unlikely that this condition will be satisfied. We have granted the selling stockholders certain participation rights if we issue any future floating rate convertible securities. The holders of the Series F Stock generally do not have the right to vote for the election of directors or on other matters, except to the extent their rights would be adversely affected.

         Upon the occurrence of certain events, we may be required to redeem the Series F Stock, pay certain penalties and/or adjust the conversion price. These events include the following:

* If we consolidate, merge or otherwise combine with another entity and as a result the stockholders of our company immediately prior to the transaction do not retain sufficient voting power to elect a majority of the board of directors of the new or combined entity, then the holders of the Series F Stock may require us to redeem their shares at a price per share equal to the greater of

         (1) 125% of the stated value of $10,000 per share plus the accretion of 4% per annum, and

         (2) the value of our common stock that would be issuable upon conversion of the Series F Stock.

              However, if the consolidation, merger or other business combination occurs as a result of a proxy solicitation which was not approved or recommended by our Board of Directors, then, if the holders exercise their redemption rights, we may, in lieu of redemption,

         (y) readjust the Initial Fixed Price to 80% of the lower of (A) the lowest Variable Price during the period beginning on the date the solicitation is announced and ending on the date the solicitation is consummated, abandoned or terminated or (B) the Initial Fixed Price then in effect, and

         (z) pay a penalty of 1% per day of the stated value of $10,000 per share plus the accretion of 4% per annum for a maximum of 10 days in any 365-day period.

* If at least a specified percentage of the holders of our common stock accept a purchase, tender or exchange offer, then the holders of the Series F Stock may require us to redeem their shares at a price per share equal to the greater of

         (1) 125% of the stated value of $10,000 per share plus the accretion of 4% per annum, and

         (2) the value of our common stock that would be issuable upon conversion of the Series F Stock.

              However, if the purchase, tender or exchange offer was not approved or recommended by our Board of Directors; then, if the holders exercise their redemption rights, we may, in lieu of redemption,

         (y) readjust the Initial Fixed Price to 80% of the lower of (A) the lowest Variable Price during the period beginning on the date the offer is announced and ending on the date the offer is consummated, abandoned or terminated or (B) the Initial Fixed Price then in effect, and

         (z) pay a penalty of 1% per day of the stated value of $10,000 per share plus the accretion of 4% per annum for a maximum of 10 days in any 365-day period.

* If we complete a sale of all or substantially all of our assets, then the holders of the Series F Stock may require us to redeem their shares at a price per share equal to the greater of

         (1) 125% of the stated value of $10,000 per share plus the accretion of 4% per annum, and

         (2) the value of our common stock that would be issuable upon conversion of the Series F Stock.

o If the registration statement ceases to be available to the selling stockholders for the resale of their shares in accordance with the terms of the registration rights agreement for more than 10 consecutive days, then the holder of the Series F Stock may require us to redeem their shares at a price per share equal to the greater of

         (1) 125% of the stated value of $10,000 per share plus the accretion of 4% per annum, and

         (2) the value of our common stock that would be issuable upon conversion of the Series F Stock.

              However, if the unavailability of the registration statement does not result from our failure to use our best efforts, then, if the holders exercise their redemption rights, we may, in lieu of redemption,

         (y) pay a penalty of 1% per day of the stated value of $10,000 per share plus the accretion of 4% per annum for a maximum of 15 days in any 365-day period, and

         (z) readjust the Initial Fixed Price to 80% of the lowest Variable Price during the period commencing on the day the registration statement became unavailable and ending on the day the registration statement is again available for use.

* If our common stock is delisted or suspended from the Nasdaq National Market for a period of more than five consecutive days, then the holder of the Series F Stock may require us to redeem their shares at a price per share equal to the greater of

         (1) 125% of the stated value of $10,000 per share plus the accretion of 4% per annum, and

         (2) the value of our common stock that would be issuable upon conversion of the Series F Stock.

              However, if our common stock is delisted from the Nasdaq National Market then, if the holders exercise their redemption rights, we may, in lieu of redemption,

         (y) readjust the Initial Fixed Price to 68.5% of the lowest Variable Price during the period commencing on the date of delisting and continuing for 45 days thereafter, or

         (z) pay a penalty of 1% per day of the stated value of $10,000 per share plus the accretion of 4% per annum for a maximum of 15 days in any 365-day period.

         In certain cases, if the events described above occur more than once in any 365-day period, there will be a further downward adjustment of the Initial Fixed Price.

         Pursuant to our agreement with the selling stockholders, in March 1999, we held a Special Meeting of Stockholders at which meeting our stockholders approved the issuance of any shares upon conversion of the Series F Stock in excess of 20% of the number of shares of common stock we had outstanding on December 9, 1998 (i.e., 7,577,617) in accordance with the rules and regulations of The Nasdaq Stock Market, Inc.

         Each selling stockholder has agreed that if it engages in short sales transactions or other hedging activities during the 45 trading days immediately preceding a conversion date which involve, among other things, sales of shares of our common stock, the selling stockholder will place its sale orders for common stock in the course of these activities so as not to complete or effect any sale on any trading day during the period at a price which is lower than the lowest sale effected on that day by persons other than the selling stockholder and its affiliates.

         Because the market price of our common stock is subject to fluctuation, we had agreed, pursuant to the terms of a registration rights agreement, to register for resale by the selling stockholders at least 200% of the number of shares of common stock that would be issuable if all the Series F Stock were converted as of the date of filing of the original registration statement and, thereafter, maintain the registration of at least 150% of the number of shares of common stock that would be issuable if all the Series F Stock were then converted. Accordingly, when we originally filed our registration statement in December 1998, the prospectus covered 10,000,000 shares of common stock, which was our good faith estimate of this obligation at that time. As the registration statement became insufficient to permit the resale by the selling stockholders of all the common shares issuable upon conversion of the Series F Stock, the selling stockholders, in addition to any other remedies, claimed they had the right to require us to redeem all or any portion of the remaining outstanding shares of Series F Stock (at a price equal to the greater of 125% of the stated value of $10,000 per share plus the accretion of 4% per annum and the value of the Common Stock which would have been issued upon conversion) as well as pay to them a penalty of $5 per share of Series F Stock with respect to each day that the registration statement was insufficient.

         We have received a waiver, dated October 11, 1999, from the selling stockholders with respect to the rights discussed above either to require redemption or to receive penalties conditioned upon our (a) filing a registration statement, on or before November 11, 1999, covering at least 200% of the number of shares of common stock that would be issuable if all the Series F Stock were converted as of the date of the filing of this registration statement and (b) having this registration statement declared effective on or before December 11, 1999. However, if failure of the registration statement to be declared effective by December 11, 1999 does not result from our failure to use our best efforts, then, if the holders exercise their redemption rights, we may, in lieu of redemption, pay the penalties and adjust the Initial Fixed Price in the manner described above under the circumstances where the unavailability of the registration statement did not result from our failure to use our best efforts. In addition, notwithstanding whether or not we have used our best efforts, if the registration statement is not declared effective by December 11, 1999, the selling stockholders also will be entitled to the $5 per day penalty (discussed above) accruing from the first day that we were in breach of this registration obligation, which penalties would be significant.

         In addition, until the registration statement is declared effective, we will be unable to exercise certain of our rights with respect to the Series F Stock and assuming that we had otherwise satisfied the other conditions to the exercise of these rights, including (a) the right, upon 20 days advanced notice, to redeem all of the outstanding shares of Series F Stock at a 20% annualized premium, and (b) the right, upon three days advanced notice, to require the selling stockholders to convert their Series F Stock if the closing bid price of our common stock had exceeded $5.00 for a specified period of time. We will lose these rights altogether if we fail to file the registration statement by November 11, 1999 or fail to use our best efforts to have it declared effective by December 11, 1999. We intend to use our best efforts to have the registration statement declared effective on or before December 11, 1999 although we cannot assure you that the registration will be declared effective by that date. We continue to have the right, upon five days advanced notice, to redeem any or all shares of Series F Stock presented for conversion at a conversion price of less than $1.80 at a redemption price equal to 105% of the stated value of $10,000 per share plus the accretion of 4% per annum.

         While this registration statement covers an additional 9,878,463 shares of our common stock in addition to the 7,950,069 shares of common stock included in our prior prospectus, we would not be required to issue any shares which are the subject of this additional registration statement unless the Variable Price at the time of conversion on average is below $1.33 (increased over time due to the 4% accretion to the stated value). See "Selling Stockholders" for information concerning the number of shares that are currently issuable.

         We also plan to continue our separate discussions with each of the selling stockholders concerning a possible restructuring of certain other terms of the Series F Stock. However, we cannot assure you that any restructuring can be accomplished upon terms we find acceptable, if at all.

         If we were required to redeem the Series F Stock or make any of the penalty payments, we may not have the financial ability to make these payments. Even if we did have the financial ability to redeem the Series F Stock or pay the required penalties, any payments could significantly and adversely affect our financial condition and deplete its cash resources.

         In connection with our agreement with the selling stockholders, we have agreed to reimburse them for up to $50,000 of their legal expenses they had incurred in connection with the issuance of the Series F Stock.


                                 Use of Proceeds

         We will not receive any proceeds from the sale of our common stock by the selling stockholders. However, we did receive net proceeds of approximately $12,330,000 from the issuance of the Series F Stock to the selling stockholders in December 1998.

         We intend to continue to use these proceeds for general corporate purposes, including research and development, clinical trials, regulatory filings, manufacturing, marketing and sales, general and administrative and other expenses, acquisitions of products and technologies, license, milestone, royalty and similar payments, and strategic and other acquisitions.


                              Selling Stockholders

         The table below presents the following information: (1) the number of shares of Series F Stock owned by each selling stockholder as of the date of this prospectus, (2) the number of shares of common stock beneficially owned by each selling stockholder as of the date of this prospectus, (3) the number of shares that the selling stockholder is offering under this prospectus, and (4) the number of shares that the selling stockholder will beneficially own after the completion of this offering.

         Except as otherwise noted in the table, the number and percentage of shares beneficially owned by each selling stockholder is determined as of the date of this prospectus in accordance with Rule 13d-3 of the Securities Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of the date of this prospectus through the conversion of the Series F Stock or the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned.

         The number of shares of our common stock shown as beneficially owned by each selling stockholder prior to the offering and the number of shares offered by each selling stockholder represents shares of our common stock issuable to it assuming conversion, as of November 9, 1999, of all shares of Series F Stock owned by that selling stockholder with respect to the $10,000 stated value of the Series F Stock plus an accretion of 4% per year. The number of shares was calculated using an assumed conversion price of $1.18, which represents the average of the 15 lowest closing bid prices for our common stock during the 45 consecutive trading days ending on November 8, 1999. As described in the section "Immunomedics - December 1998 Financing" above, the actual number of shares of our common stock issuable upon conversion of the Series F Stock is based upon the market price of common stock at the time of conversion. In accordance with the provisions of the Series F Stock, the conversion price will fluctuate from time to time based on changes in the market price of our common stock. Therefore, the actual number of shares of common stock may be less or greater than the number of shares shown as beneficially owned by the selling stockholders or the number of shares offered by this prospectus. Under the certificate of designation for the Series F Stock, no selling stockholder can convert Series F Stock to the extent that the conversion would cause the selling stockholder's beneficial ownership of our common stock to exceed 4.99% of our outstanding common stock, or 1,992,907 shares at November 9, 1999. In calculating a selling stockholder's beneficial ownership for this purpose, the selling stockholder would exclude any shares which it would be considered to beneficially own through ownership of unconverted Series F Stock.

         The number of shares that will ultimately be issued upon conversion of the Series F Stock is dependent, subject to certain limitations, upon the average of certain closing bid prices of our common stock prior to conversion as discussed above. Accordingly, the number of shares that may be issued and the number of shares offered hereby cannot be determined at this time. As a result, as discussed above, we have agreed to register for resale at least 200% of the number of shares of common stock that would be issuable if all the Series F Stock were converted as of the date of this prospectus. As of November 9, 1999, we would have been required to issue approximately 8,914,266 shares of our common stock had the holders converted all of their 1,017.5 remaining outstanding shares of Series F Stock on this date. As discussed above, we have agreed to register 17,828,532 shares of our common stock. Accordingly, the selling stockholders may be entitled to sell approximately 8,914,266 additional shares pursuant to this prospectus, if these shares are issued to them in accordance with the terms of the Series F Stock.

         The number of shares shown as being beneficially owned by each selling stockholder after the offering assumes that the selling stockholder has sold all the shares of our common stock which may be sold pursuant to this prospectus.

         None of the selling stockholders has had a material relationship with us within the past three years, other than as a result of their purchase of shares of our Series F Stock. As of November 9, 1999, no selling stockholder owned any shares of our common stock other than the shares they may acquire upon conversion of the Series F Stock, other than Fisher Capital Ltd. which directly owned 128,740 shares of our common stock, Wingate Capital Ltd. which directly owned 77,269 shares of our common stock and Leonardo, L.P. which directly owned 617 shares of common stock.

                                                                      Shares of                             Shares of
                                                     Shares of       Common Stock                          Common Stock
                                                     Preferred       Beneficially        Shares of         Beneficially
                                                       Stock        Owned Prior to      Common Stock       Owned After
Selling Stockholder                                    Owned         the Offering      Being Offered         Offering
--------------------                                   -----         ------------      -------------         --------
AG Super Fund International Partners,
L.P.(1)                                                 20.0            175,219            175,219                  0
Fisher Capital Ltd.(2)                                 120.0          1,180,054          1,051,314            128,740
GAM Arbitrage investments, Inc.(1)                      18.0            157,697            157,697                  0
HFTP Investment L.L.C.(3)                              550.0          4,818,522          4,818,522                  0
Leonardo, L.P.(1)                                      187.5          1,643,291          1,643,291                  0
Ramius Fund, Ltd.(1)                                    38.0            332,916            332,916                  0
Raphael, L.P.(1)                                        20.0            175,219            175,219                  0
Wingate Capital Ltd.(2)                                 64.0            637,970            560,701             77,269
----------------


(1) Angelo, Gordon & Co., L.P. is a general partner of Leonardo, L.P., AG Super Fund International Partners, L.P. and Raphael, L.P., and is investment advisor to GAM Arbitrage Investments, Inc. and Ramius Fund, Ltd. and consequently has voting control and investment discretion over securities held by these entities. The ownership for each of these entities does not include the ownership information for the other entities. Angelo, Gordon & Co., L.P. and each of the referenced entities disclaims beneficial ownership of any of our securities held by the other referenced entities. Mr. John M. Angelo, the Chief Executive Officer of Angelo, Gordon & Co., L.P., and Mr. Michael R. Gordon, the Chief Operating Officer of Angelo, Gordon & Co., L.P., are the sole general partners of AG Partners, L.P., which is the sole general partner of Angelo, Gordon & Co., L.P. In this capacity, Messrs. Angelo and Gordon may be deemed to be the beneficial owner of any our securities deemed to be beneficially owned by Angelo, Gordon & Co., L.P. However, Messrs. Angelo and Gordon disclaim beneficial ownership of these securities.

(2) Citadel Limited Partnership is the trading manager of Wingate Capital Ltd. and Fisher Capital Ltd. and consequently has voting control and investment discretion over securities held by these entities. Citadel Limited Partnership is indirectly controlled by Mr. Kenneth C. Griffin. The ownership for each referenced entity does not include the ownership information for the other referenced entity. Citadel Limited Partnership and each of the referenced entities disclaims beneficial ownership of any of our securities held by the other entities. Mr. Griffin may be deemed to be the beneficial ownership of any of our securities beneficially owned by Citadel Limited Partnership or the referenced entities. However, Mr. Griffin disclaims beneficial ownership of these securities.

(3) Promethean Investment Group L.L.C. is the investment advisor for HFTP Investment L.L.C. and consequently has voting control and investment discretion over securities held by this entity. Promethean Investment Group L.L.C. is indirectly controlled by Mr. James F. O'Brien, Jr. Promethean Investment Group L.L.C. disclaims beneficial ownership of any of our securities held by HFTP Investment L.L.C. Mr. O'Brien may be deemed to be the beneficial ownership of any of our securities beneficially owned by Promethean Investment Group L.L.C. or HFTP Investments L.L.C. However, Mr. O'Brien disclaims beneficial ownership of these securities. As a result of the limitation discussed above in this section, the selling stockholder would be prevented from converting Series F Stock to the extent that the conversion would cause the selling stockholder's beneficial ownership of our common stock to exceed 4.99% of our outstanding common stock.


                              Plan of Distribution

Manner of Sales; Broker-Dealer Compensation.

         The selling stockholders, or any successors in interest to the selling stockholders, may sell any shares of common stock that they acquire when they convert shares of Series F Stock. The sale of our common stock may be effected in one or more of the following methods:

*        ordinary brokers' transactions;

* transactions involving cross or block trades or otherwise on the Nasdaq National Market;

* purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

* "at the market" to or through market makers or into an existing market for our common stock;

* in other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;

* through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

*        in privately negotiated transactions;

*        to cover short sales; or

*        any combination of the foregoing.

         The selling stockholders also may sell the shares in reliance upon Rule 144 under the Securities Act at such times as they are eligible to do so. We have been advised by the selling stockholders that they have not made any arrangements for the distribution of the shares of common stock. Brokers, dealers or underwriters who effect sales for the selling stockholders may arrange for other brokers, dealers or underwriters to participate. Brokers, dealers or underwriters engaged by the selling stockholders will receive commissions or discounts from them in amounts to be negotiated prior to the sale. These brokers, dealers or underwriters may act as agent or as principals.

         From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock acquired by them upon conversion of the Series F Stock, and the pledgees, secured parties or persons to whom these securities have been pledged shall, upon foreclosure in the event of default, be considered a selling stockholders hereunder. In addition, subject to the limitations discussed above, a selling stockholder may, from time to time, sell short our common stock. In these instances, this prospectus may be delivered in connection with these short sales and the shares of our common stock issued upon conversion of Series F Stock may be used to cover these short sales.

         From time to time one or more of the selling stockholders may transfer, pledge, donate or assign shares of our common stock that it acquired upon conversion of Series F Stock to lenders or others and each of these persons will be considered a selling stockholder for purposes of this prospectus. The number of shares of our common stock beneficially owned by those selling stockholders who so transfer, pledge, donate or assign shares of our common stock will decrease as and when they take these actions. The plan of distribution for our common stock by the selling stockholders' set forth herein will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be considered selling stockholders hereunder.

          Subject to the limitations discussed above, a selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with this selling stockholder, including in connection with distributions of our common stock by these broker-dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, who may then resell or otherwise transfer these shares. A selling stockholder also may loan or pledge our common stock to a broker-dealer and the broker-dealer may sell our common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

Filing of a Post-Effective Amendment In Certain Instances.

         If any selling stockholder notifies us that it has entered into a material arrangement (other than a customary brokerage account agreement) with a broker or dealer for the sale of shares of common stock under this prospectus through a block trade, purchase by a broker or dealer or similar transaction, we will file a post-effective amendment to the registration statement under the Securities Act. The post-effective amendment will disclose:

*        The name of each broker-dealer involved in the transaction.

*        The number of shares of common stock involved.

*        The price at which those shares of common stock were sold.

* The commissions paid or discounts or concessions allowed to the broker-dealer(s).

*        If  applicable,   that  these  broker-dealer(s)  did  not  conduct  any
         investigation to verify the information contained or incorporated by reference in this prospectus, as supplemented.

*        Any other facts material to the transaction.

Certain Persons May Be Deemed to Be Underwriters

         The selling stockholders and any broker-dealers who execute sales for them may be deemed to be "underwriters" within the meaning of the Securities Act because of the number of shares of common stock to be sold or resold by these persons or entities or the manner of sale of these shares, or both. If a selling stockholder or any broker-dealer or other holders were determined to be underwriters, any discounts, concessions or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of common stock might be deemed to be underwriting discounts and commissions under the Securities Act.

Regulation M

         We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act may be applicable to them with respect to any purchase or sale our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of its participation in the distribution.

         During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be reoffering and reselling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to our common stock.

Indemnification and Other Matters

         We paid all of the expenses incident to the registration, offering and sale of our common stock by the selling stockholders to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify certain of the selling stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC this indemnification agreement is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act or (b) the date on which all shares offered hereby have been sold by the selling stockholders.


                                  Legal Matters

         Warshaw Burstein Cohen Schlesinger & Kuh, LLP will give its opinion on the validity of the common stock. As of the date of this prospectus, certain partners of this firm beneficially own an aggregate of 1,200 shares of common stock.


                                     Experts

         Our consolidated financial statements as of June 30, 1999 and 1998, and for each of the years in the three-year period ended June 30, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

         The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the Shares:


SEC registration fee.........................................  $           3,261
Legal fees and expenses......................................             15,000
Accounting fees and expenses.................................              4,000
Miscellaneous expenses.......................................              1,739
                                                               -----------------
         Total...............................................  $          24,000
                                                               =================

-------------------

Item 15.   Indemnification of Directors and Officers.

                  The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgment, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

                  The Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws also provide that the Company may indemnify its directors, officers and legal representatives to the fullest extent permitted by Delaware law against all awards and expenses (including attorneys' fees).

Item 16.   Exhibits.

Exhibit No.       Description

  4.1         -    Securities  Purchase  Agreement, dated as of December 9 1998, by  and  among  the  Company  and the investors named therein
                   (incorporated  by  reference  to  Exhibit 10.1 to the Current
                   Report  on  Form  8-K,  filed  by the Company on December 15,
                   1998).

  4.2         -    Registration  Rights Agreement, dated as of December 9, 1998, by  and  among  the  Company  and the investors named therein
                   (incorporated  by  reference  to Exhibit 10.2 to  the Current
                   Report  on  Form  8-K,  filed  by the Company on December 15,
                   1998).

  4.3         -    Certificate of Designations, Preferences and Rights of Series
                   F Convertible Preferred Stock (incorporated  by reference  to
                   Exhibit 3.1 to the Current Report on Form 8-K, filed by the Company on December 15, 1998).

  4.4         -    Form  of  Waiver,  dated  October  11, 1999, by and among the
                   Company and the investors named therein.

  5           -    Opinion of Warshaw Burstein Cohen Schlesinger & Kuh, LLP.

 23.1         -    Consent of KPMG LLP.

 23.2         -    Consent  of  Warshaw  Burstein  Cohen  Schlesinger & Kuh, LLP
                   (included in their opinion filed as Exhibit 5).

 24           -    Power of Attorney (included on page II-4).


Item 17.   Undertakings.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The Company undertakes that it will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)   Include  any   prospectus  require  by  section
                  10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

                           Notwithstanding   the  foregoing,   any  increase  or
                  decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) Include any material  information  with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement.

                  provided, however, that the Company does not need to give the statements in paragraph (a)(1)(i) and (a)(1)(ii) if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Company under the Exchange Act.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3)  File  a   post-effective   amendment   to   remove   from
         registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morris Plains, State of New Jersey, on November 9, 1999.

                                                              IMMUNOMEDICS, INC.


                                                     By: /s/ David M. Goldenberg
                                                     ---------------------------
                                                             David M. Goldenberg
                                                       Chairman of the Board and
                                                         Chief Executive Officer
                                                   (Principal Executive Officer)

         Each person whose signature appears below constitutes and appoints David M. Goldenberg, Cynthia Sullivan and Shailesh R. Asher and each of them, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, hereby ratifying and confirming all that said attorneys-in-fact or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated:

November 9, 1999                                   /s/ David M. Goldenberg
                                                   -----------------------------
                                                   David M. Goldenberg, Chairman
                                                   of the Board, Chief Executive
                                                   Officer and a Director
                                                   (Principal Executive Officer)


November 9, 1999                                   /s/ Marvin E. Jaffe
                                                   -----------------------------
                                                   Marvin E. Jaffe, Director


November 9, 1999                                   /s/ Richard R. Pivirotto
                                                   -----------------------------
                                                   Richard R. Pivirotto,
                                                   Director


November 9, 1999                                   /s/ Richard C. Williams
                                                   -----------------------------
                                                   Richard C. Williams, Director


November 9, 1999                                   /s/ Shailesh R. Asher
                                                   -----------------------------
                                                   Shailesh R. Asher, Controller
                                                   and Acting Chief Financial
                                                   Officer (Principal Financial
                                                   and Accounting Officer)

4.4               -        Form or Waiver, dated October 11, 1999,  by and among
                           the Company and the investors named therein.

5                 -        Opinion of Warshaw Burstein Cohen Schlesinger & Kuh,
                           LLP.

23.1              -        Consent of KPMG LLP.